June 23, 2010

Via E-mail

Mr. James Dole
23 Brunson Way
Penfield, New York 14526
jdole13@yahoo.com

Dear Jim:

I am delighted to extend this offer of employment to you for the full-time, exempt position of Chief Financial Officer, Treasurer and Senior Vice President, Finance of WorldGate Communications, Inc. (the “Company”). Details of this offer are contained below:

•	Reporting: You will report directly to the Chief Executive Officer of the Company.

•	Salary: Your starting salary will be $8,076.92, paid bi-weekly, which equates to approximately $210,000 annually.

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Location:  Your primary work location will be at the Company’s office location in the Rochester, NY area.  Travel to Trevose, Pennsylvania, Concord, North Carolina and other locations would be required on a periodic basis.

•	Employer: Your employment will be with WorldGate Service, Inc., a subsidiary of the Company.

•	Severance: You will be entitled to severance payments in the amount of six (6) months’ salary and benefits continuation should the Company terminate your employment for any reason without Cause.

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“Cause” shall be determined in good faith by the board of directors of the Company, and shall mean: (i) your willful or continued misconduct (provided that the Company shall provide you with written notice of any continued misconduct, and you shall have 5 business days from the date of such notice to cure such continued misconduct), breach of fiduciary duty or gross negligence in the performance (or failure thereof) of your duties; (ii) your intentional failure or refusal to perform lawfully assigned duties consistent with your position; (iii) your material breach of this Agreement; or (iv) your conviction of or entering a plea of nolo contendere to any felony or any crime (whether or not a felony) involving dishonesty or fraud; provided, however, that the Company shall provide you with written notice of any failure or breach described in clauses (ii) or (iii) of this definition, and you shall have 5 business days from the date of such notice to cure such failure or breach and, provided further, that your mental or physical incapacity due to illness, accident or otherwise, shall not constitute “Cause” as defined herein.

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Stock Option Plan:  Our Compensation Committee of the Company’s board of directors periodically reviews new and current employees with respect to the issuance of an initial and/or additional stock option grants to serve as an incentive for their continued contribution to the growth of the Company and considers the recommendations of management with respect to these grants.  At the next meeting of the Compensation Committee following your commencement of employment with the Company, a recommendation will be made to the Compensation Committee for the initial grant to you of an option to purchase 1,500,000 shares of our Company’s common stock. The option would vest 25% per year beginning on the one year anniversary of the grant of the option and will have a strike price to be set by the committee based on the fair market value of the Company’s shares as of the date of grant.  The Company’s board of directors (or a committee thereof) has the sole authority for all grants of options of the Company’s common stock.

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Cash Bonus Plan:  We expect that the Company’s board of directors will create a cash incentive bonus plan for the Company’s employees, which will contain objectives that, if and when achieved by the Company, will reward employees with cash compensation. As and when such new cash bonus plan is implemented, you will participate in it at the executive level with a minimum annual cash bonus equal to 50% of your then current base salary.

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Benefits:  As a full-time employee, you will be eligible for participation in our health plan and all welfare benefits sponsored by the Company.  These benefits are effective on your first date of employment.  In addition, you will be eligible to participate in the Company’s 401(k) Employee Savings Plan, once any eligibility criteria are met.

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Combined Time Off (“CTO”):  CTO (which includes sick, personal and vacation days) will accrue starting your first day of employment.  You will accrue 2 days of CTO per month based on your start date.  This equates to 24 days annually.  You will be otherwise subject to the Company’s CTO policy, including the annual expiration of CTO if not used.  You will be eligible for paid Company designated holidays on your first day of employment.

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Formal Employment Contracts:  The Company has typically not entered into formal employment contracts with its executives and currently does not plan to do so. If the employment terms of other executives do become memorialized in formal employment contracts, and you wish that your terms be so memorialized as well, the Company will be happy to do so.

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Officer Appointment:  We expect that the Company’s board of directors will, as soon as it is practically possible, appoint you as an officer of the Company with the title of Chief Financial Officer, Treasurer and Senior Vice President, Finance.  In addition, we expect that the Company’s board of directors will authorize your appointment as a director and officer of each of the following subsidiaries of the Company: WorldGate Service, Inc. and WorldGate Finance, Inc.

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Company Policies and Procedures.  You agree to be subject to the Company’s policies and procedures applicable to all employees, including agreeing to execute the Company’s Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement.  For your reference, the form of the Company’s Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement is enclosed with this offer letter.

This offer is contingent upon (1) the receipt of your signed acceptance of this letter, (2) the approval of the board of directors of the Company and (3) the successful completion of our standard background investigation.  Please note that this letter does not constitute a contract of permanent employment.  Although the terms and conditions of this offer have been discussed by the board of directors, formal approval of the board of directors is expected to be obtained promptly upon your signed acceptance of this letter.

Employees are employed by the Company or WorldGate Service, Inc., as the case may be, in an at-will employment relationship, and may be terminated by either the employee or the Company or WorldGate Service, Inc., as the case may be, at any time, with or without notice, except as provided herein, with or without cause, and for any reason or no reason at all.

We are hoping that you can start July 13, 2010.  On your first day, in order to facilitate the hiring process, please be prepared to provide documentation that establishes your employment eligibility to work in the U.S. (in accordance with the Immigration Reform and Control Act of 1986).  Your US passport is best.

If you agree with the conditions stated above, please sign below and fax to 215-354-1049, Attention: Christopher Vitale, SVP, General Counsel and Secretary, or email to cvitale@wgate.com.

If you have any questions, please contact me.  Welcome to WorldGate!  I am looking very much forward to working with you, and I know the board of directors is looking forward to your contributions to the Company’s future successes.

Sincerely,

/s/ George E. Daddis, Jr.

George E. Daddis, Jr.
President and Chief Executive Officer
WorldGate Communications, Inc.

Accepted By:	/s/ James Dole	Date: June 23, 2010
James Dole